ALLMERICA FINANCIAL NAMES MARITA ZURAITIS
                PRESIDENT OF ITS PROPERTY AND CASUALTY COMPANIES

WORCESTER, Mass. (April 7, 2004) - Allmerica Financial Corporation (NYSE: AFC) today announced that Marita Zuraitis has been named president of Allmerica's property and casualty companies, effective April 19. As president, Zuraitis will be responsible for the personal and commercial lines operations at Citizens Insurance Company of America, The Hanover Insurance Company and their affiliates. Zuraitis also will serve as a member of the company's Operating Committee.

"Marita is one of the finest business leaders in the property and casualty industry today," said Frederick H. Eppinger, Allmerica's president and chief executive officer. "We are extremely pleased that she will be heading up our property and casualty operations and I am confident that her tremendous knowledge and skill will help us achieve our goal of becoming one of the best regional insurers in the country."

Zuraitis comes to Allmerica from St. Paul Travelers, the second largest commercial property and liability insurance company in the U.S., where she played a key role in the formation of the company through the merger of The St. Paul Companies and Travelers Property and Casualty. Since 1998, she served as president and chief executive officer of St. Paul's commercial lines division, responsible for the company's small commercial, middle market, and large property and casualty solutions business units, including field operations.

From 1993 to 1998, Zuraitis held senior positions at United States Fidelity and Guaranty Company (which merged with The St. Paul Companies in 1998), in field and home office leadership roles in both of the company's personal and commercial lines segments. While at USF&G, she was responsible for various aspects of the company's field office, reinsurance and underwriting operations.

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Zuraitis, page 2 of 2

Zuraitis also held management positions at Aetna Life and Casualty from 1982 through 1993.

A graduate of Fairfield University in Fairfield, Connecticut, she completed the Advanced Executive Education Program at the Wharton School of Business and the Program on Negotiations at Harvard University.

Zuraitis currently serves as chairman of the board of NCCI Holdings, Inc., a provider of workers' compensation data analytics based in Boca Raton, Florida, and as a board member of the Baltimore, Maryland-based American Skyline Insurance. She is actively involved in community affairs, having served as a board member of the Central Maryland YMCA and the Concert Artists of Baltimore.

Worcester, Massachusetts-based Allmerica Financial is group of insurance companies headed by Allmerica Financial Corporation, a Fortune 500 company. Allmerica's lead companies include Howell, Michigan-based Citizens Insurance Company of America, founded in 1915, and Worcester-based The Hanover Insurance Company, founded in 1852. Citizens and Hanover offer a range of property and casualty insurance coverages to individuals, families and business through a wide network of independent agents. The Citizens and Hanover Insurance Companies are ranked among the top 30 property and casualty insurers in the country.




AF-13
04/07/04

CONTACTS:

Investors:   Sujata Mutalik                     Media:   Todd M. Peckham
             (508) 855-3457                              (508) 855-4460
             smutalik@allmerica.com                      tpeckham@allmerica.com